Exhibit (d)(3)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT, dated as of May 9, 2018 (the “Agreement”), is made by and between BARINGS LLC, a Delaware limited liability company (the “Manager”), and BARING INTERNATIONAL INVESTMENT LIMITED, a private limited company incorporated under the laws of England (the “Sub-Adviser”).

WHEREAS, the Manager has entered into an Investment Management Agreement, dated August 21, 2013 (the “Investment Management Agreement”), with Barings Funds Trust (the “Trust”), including each of its series listed on Schedule A hereto, as it may be amended from time to time (each a “Fund” and collectively, the “Funds”) relating to the provision of advisory and management services; and

WHEREAS, the Manager wishes to retain the Sub-Adviser to furnish investment advisory services with respect to the Funds and the Manager, and the Sub-Adviser is willing to furnish such services to the Manager with respect to the Funds upon the terms and conditions and for the compensation hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Manager and the Sub-Adviser agree as follows:

SECTION 1. Duties of Sub-Adviser. (a) Subject to the direction and oversight both of the Board of Trustees (the “Board”) of the Trust and of the Manager, the Manager hereby appoints the Sub-Adviser, and the Sub-Adviser hereby undertakes, to manage the investment and reinvestment of a portion of the assets of each Fund, as shall be allocated from time to time to the Sub-Adviser by a global allocation investment committee composed of representatives of the Manager and Sub-Adviser (the “Allocated Assets”), in accordance with each Fund’s investment objectives and policies and limitations, for the period and on the terms set forth in this Agreement. The investment of funds shall be subject to all restrictions of applicable law and the Agreement and Declaration of Trust and By-Laws of the Trust, and resolutions of the Board as may from time to time be in force and delivered in writing to the Sub-Adviser.

(b) The Sub-Adviser accepts such appointment and agrees during the term of this Agreement to:

(i) supervise the investment activities of each Fund with respect to the Allocated Assets, including advising and consulting with the Board as the Board may reasonably request;

(ii) continuously manage the Allocated Assets in a manner consistent with the investment objectives and policies of each Fund;

(iii) with respect to the Allocated Assets, determine the securities to be purchased, sold or otherwise disposed of by each Fund and the timing of such purchases, sales and dispositions, including the placing of purchase and sale orders on behalf of the Fund, as necessary or appropriate;

(iv) render periodic reports to the Manager as it may reasonably request regarding each Fund’s investment program with respect to the Allocated Assets and the services provided by the Sub-Adviser hereunder; and

(v) make and maintain for the required period all records required to be made under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules thereunder relating to transactions with respect to the Allocated Assets effected by the Sub-Adviser, except to the extent such records are made or maintained by the Manager. The Sub-Adviser shall make available to the Manager all such records maintained by the Sub-Adviser upon reasonable request.

(c) The Sub-Adviser may delegate any of the foregoing responsibilities to a third party with the consent of the Trust and the Manager.

(d) The Manager acknowledges that the Sub-Adviser makes no warranty that any investments made by the Sub-Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Sub-Adviser.

(e) The Sub-Adviser is authorized by the Manager on behalf of the Trust to establish brokerage, bank and other accounts and agreements.

SECTION 2. Transactions with Affiliates. The Sub-Adviser is authorized by the Manager on behalf of the Trust and each Fund, from time to time when deemed to be in the best interests of the Funds and to the extent permitted by applicable law, to purchase and/or sell securities and other instruments which the Sub-Adviser or any of its affiliates underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services. The Sub-Adviser has been further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Sub-Adviser) for the execution of trades for the Funds.

SECTION 3. Research Services. The Sub-Adviser does not have a soft dollar program whereby it generates soft dollar credits on equity transactions eligible under Section 28(e). Commencing January 1, 2018, the Sub-Adviser commenced paying for research from its own resources. The Sub-Adviser does not currently have a commission recapture program in place related to the Funds.

The Sub-Adviser may aggregate purchase or sale orders for a Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Sub-Adviser or of its affiliates and the Sub-Adviser’s own accounts, if such aggregation is consistent with applicable law. However, the Sub-Adviser is under no obligation to aggregate any such orders under any circumstances.

SECTION 4. Independent Contractor. The Sub-Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Manager, the Trust or a Fund in any way or otherwise be deemed as agent of the Manager, the Trust or a Fund.

SECTION 5. Non-Exclusive Agreement. The services of the Sub-Adviser under this Agreement are not exclusive, and the Sub-Adviser and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Sub-Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Manager or a Fund or may involve substantial time and resources from the Sub-Adviser.

SECTION 6. Fee. (a) As compensation for the services described in Section 1, the Manager shall pay to the Sub-Adviser a portion of the investment management fees it receives from each Fund (after any Manager fees waivers), in an amount in U.S. dollars as set forth in Schedule B to this Agreement, as it may be amended from time to time (“Sub-Advisory Fee”). Such Sub-Advisory Fee shall be paid to the Sub-Adviser within ten business days after the end of each calendar month. To the extent that the investment management fee payable to the Manager by a Fund is decreased, the Sub-Advisory Fee will be proportionately decreased.

(b) For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Sub-Advisory Fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 7. Expenses. The Sub-Adviser shall not be responsible for the Trust’s expenses, including, among others, legal fees and expenses of counsel to the Trust and to the Trust’s independent trustees (if any); insurance, including trustees and officers insurance and errors and omissions insurance; auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Trust’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Trust or with the securing of any credit facility or other loans for the Trust; expenses relating to investor and public relations; expenses of registering or qualifying securities of the Trust for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of a Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan (except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholder, Board and other meetings.

SECTION 8. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Trust or the Manager are or may be interested in the Sub-Adviser as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Sub-Adviser may be interested in the Trust or the Manager as trustees, officers, shareholders, agents or otherwise.

SECTION 9. Liability. (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law, or for any act or omission or any loss suffered by the Manager or the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties (“Disabling Conduct”). The Sub-Adviser may consult with counsel and accountants in respect of the Trust’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.

(b) The Manager shall indemnify the Sub-Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or settlement or as fines or penalties, not resulting from Disabling Conduct by the Sub-Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Sub-Adviser was not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a determination, based upon a review of the facts, that it would be reasonable to conclude that the Sub-Adviser was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of trustees of the Trust who are neither “interested persons” (as defined in the 1940 Act) of the Trust nor parties to the proceeding (“Disinterested Non-Party Trustees”) or (b) an independent legal counsel in a written opinion. The Sub-Adviser shall be entitled to advances from the Manager for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Sub-Adviser shall provide to the Manager a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Manager has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (x) the Sub-Adviser shall provide a security in form and amount acceptable to the Manager for its undertaking; (y) the Trust is insured against losses arising by reason of the advance; or (z) a majority of a quorum of Disinterested Non-Party Trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Manager at the time the advance is proposed to be made, that there is reason to believe that the Sub-Adviser may ultimately be found to be entitled to indemnification. The Manager shall not be obliged to make any payment under this paragraph to the Sub-Adviser to the extent that the Manager is not entitled to indemnification from the Trust (other than by reason of the Manager’s own default) in respect of such matter under the equivalent provision of the Investment Management Agreement.

(c) U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Trust may have under any applicable securities laws.

SECTION 10. Term. (a) This Agreement shall become effective on the date hereof and shall remain in full force for the two-year period from the effective date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually in the manner required by the 1940 Act.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may be terminated at any time without the payment of any penalty by the Trust, the Manager or the Sub-Adviser on sixty (60) days written notice to the other parties. The Trust may effect termination with respect to each Fund by action of the Board or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, accompanied by appropriate notice.

(c) This Agreement shall terminate automatically and immediately upon termination of the Investment Management Agreement between the Manager and the Trust.

(d) Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payment on any unpaid balance of the compensation described in Section 6 above earned prior to such termination.

SECTION 11. Representations and Warranties. (a) The Sub-Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Sub-Adviser agrees to maintain effective all material registration, authorizations and licenses required for the performance of its duties hereunder, as the case may be, until the termination of this Agreement.

(b) The Sub-Adviser represents that it is also regulated by the Financial Conduct Authority of the United Kingdom (“FCA”) in the conduct of its investment business. The Sub-Adviser has in operation written procedures in accordance with the rules, evidential provisions and guidance made by the FCA under the Financial Services and Markets Act 2000 (as set out in the FCA Handbook and any directly applicable European Union financial services legislation or rules applicable to the Sub-Adviser) (“FCA Rules”) for the effective consideration and proper handling of complaints from customers. Any complaint by the Manager, the Trust or any Fund should be sent to the Chief Compliance Officer of the Sub-Adviser.

(c) The Sub-Adviser is required by the FCA Rules to make certain disclosures and seek certain consents in its terms of business with its clients. These have been provided to the Manager and consented to in writing. The acceptance by the Sub-Adviser of its appointment and performance of its obligations hereunder is expressly conditioned upon the ongoing acceptance by the Manager of such disclosures and continuing effectiveness of such consents

SECTION 12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 13. Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and, if other than routine business correspondence, delivered by (i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Manager:

Barings LLC

300 S. Tryon Street, Suite 2500

Charlotte, NC 28202

Attention: Carlene Pollock
Facsimile: 413-226-3985
Email: carlene.pollock@barings.com

With a copy to: Janice Bishop

Facsimile: 617-679-5008
Email: janice.bishop@barings.com

If to the Sub-Adviser:

Baring International Investment Limited

155 Bishopsgate

London EC2M 3XY

Attention:

Facsimile:

Email:

With a copy to: Nick Evans

Facsimile:
Email: nick.evans@barings.com

SECTION 14. Disclaimer. The Sub-Adviser acknowledges and agrees that (i) this Agreement has been executed by officers of the Manager in their capacity as officers, and not individually, (ii) the shareholders, trustees, officers, employees and other agents of the Manager shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder and (iii) as provided by Article IX, Section 1 of the Agreement and Declaration of Trust of the Fund, a copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts.

SECTION 15. Amendments. The amendment of this Agreement for the sole purpose of adding one or more Funds shall not be deemed an amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund. The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Funds and (ii) making other non-material changes to the information included in the Schedules (including the amount of the Fee) shall not be deemed and amendment of this Agreement.

SECTION 16. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that state.

SECTION 17. Force Majeure. The Sub-Adviser shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

SECTION 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 19. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 20. Parties. Notice is hereby given, and it is expressly agreed, that the obligations under this Agreement of any such Fund shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of any such Fund personally, but bind only the trust property of such Fund. In the case of each Fund, the execution and delivery of this Agreement on its behalf has been duly authorized by its trustees, and signed by an authorized officer, in each case acting in such capacity and not individually, and neither such authorization by the trustees nor such execution and delivery shall be deemed to have been made by any of them individually, but shall only bind each Fund the trust property of each Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

BARINGS LLC

By:	s/ Daniel McGee
Name: Daniel McGee
Title: Managing Director

BARING INTERNATIONAL INVESTMENT LIMITED

By:	s/ Julian Swayne
Name: Julian Swayne
Title: Director

EXECUTION POLICY – EXPRESS CONSENT

Barings LLC expressly consents to orders being executed outside EU regulated markets and multilateral trading facilities, where to do so is in accordance with Baring International Investment Limited’s Conflicts of Interest Policy (Abridged) dated November 16, 2017 and Order Policy dated December 14, 2017 as provided to the Manager and consented to in writing pursuant to Section 11(b) of this Agreement.

s/ Daniel McGee	Date May 9, 2018
Signed by Daniel McGee

Schedule A

List of Funds

Barings Global Emerging Markets Equity Fund

Schedule B

Fees

As compensation for the services rendered by the Sub-Adviser, the Manager will pay to the Sub- Adviser a portion of the investment management fees it receives from each Fund, in an amount in U.S. dollars equal to the following percentages of such investment management fees with respect to each Fund:

Barings Global Emerging Markets Equity Fund – 50%